EXHIBIT (c)(iv)

Condensed Financial Statements of the Registrant for the half-year ended December 31, 2014

Condensed Financial Statements

For the half-year ended 31 December 2014

Queensland Treasury Corporation	Condensed Financial Statements

Statement of Comprehensive Income

For the half-year ended 31 December 2014

		Half-year ended
	Note	31 December	31 December
		2014	2013
		$000	$000
Capital markets operations
Net interest income
Interest income	4	5 414 811	1 891 633
Interest expense	4	(5 379 831)	(1 812 535)

		34 980	79 098

Other income
Fees		34 433	34 269
Lease income		24 793	25 166
Amortisation of cross border lease deferred income		2 162	12 160
Gain on disposal of property, plant and equipment		—	1 112

		61 388	72 707

Expenses
Administration expenses		(29 936)	(26 945)
Depreciation on leased assets		(16 499)	(16 822)

		(46 435)	(43 767)

Share of associate’s net profit		—	146

Profit from capital markets operations before income tax		49 933	108 184

Income tax expense		(6 058)	(10 263)

Profit from capital markets operations after income tax		43 875	97 921

Long term assets
Net return from investments in long term assets
Net change in fair value of unit trusts		1 106 576	1 569 595
Interest on fixed rate notes		(1 117 692)	(1 089 772)
Management fees		(33 736)	(33 778)

(Loss) / profit from long term assets		(44 852)	446 045

Total net (loss)/ profit for the year after tax		(977)	543 966

Total comprehensive income attributable to the owner		(977)	543 966

Total comprehensive income derived from:
Capital markets operations	3	43 875	97 921
Long term assets	3	(44 852)	446 045

Total comprehensive income		(977)	543 966

The notes on pages 7 to 17 are an integral part of these condensed financial statements.

Note: Throughout these condensed financial statements the capital markets operations and the long term assets operations have been disclosed separately to distinguish between QTC’s main central treasury management role and its additional responsibilities following the transfer of the State’s superannuation and other long-term assets (refer note 1).

Queensland Treasury Corporation	Condensed Financial Statements	1

Balance Sheet

As at 31 December 2014

	Note	31 December	30 June
		2014	2014
		$000	$000
Assets - capital markets operations
Cash		50 042	546
Receivables	5	27 948	4 384
Financial assets at fair value through profit or loss	6	15 460 522	14 698 901
Derivative financial assets	7	253 475	252 543
Onlendings	8	92 238 545	85 609 405
Property, plant and equipment		210 484	227 714
Intangible assets		2 639	2 118
Deferred tax asset		2 945	3 134

		108 246 600	100 798 745

Assets - long term assets
Financial assets at fair value through profit or loss	6	34 003 666	33 431 249

		34 003 666	33 431 249

Total Assets		142 250 266	134 229 994

Liabilities - capital markets operations
Payables		28 165	148 167
Derivative financial liabilities	7	518 931	344 827
Financial liabilities at fair value through profit or loss
- Interest bearing liabilities	9	100 081 041	94 026 880
- Deposits	9	6 779 104	5 477 942
Other liabilities		85 231	90 676

		107 492 472	100 088 492

Liabilities - long term assets
Financial liabilities at amortised cost	10	32 600 443	31 983 174

		32 600 443	31 983 174

Total Liabilities		140 092 915	132 071 666

Net Assets		2 157 351	2 158 328

Queensland Treasury Corporation	Condensed Financial Statements	2

Balance Sheet

As at 31 December 2014

	31 December	30 June
	2014	2014
	$000	$000
Equity - capital markets operations
Retained surplus	754 128	710 253

	754 128	710 253

Equity - long term assets
Retained surplus	1 403 223	1 448 075

	1 403 223	1 448 075

Total Equity	2 157 351	2 158 328

The notes on pages 7 to 17 are an integral part of these condensed financial statements.

Queensland Treasury Corporation	Condensed Financial Statements	3

Statement of Changes in Equity

For the half-year ended 31 December 2014

	Capital markets operations	Long term assets	Total

	Retained surplus	Retained surplus	Equity
	$000	$000	$000
Balance at 1 July 2013	711 033	(1 679 882)	(968 849)
Profit for the half-year	97 921	446 045	543 966

Balance at 31 December 2013	808 954	(1 233 837)	(424 883)

Balance at 1 July 2014	710 253	1 448 075	2 158 328
Profit/(loss) for the half-year	43 875	(44 852)	(977)

Balance at 31 December 2014	754 128	1 403 223	2 157 351

The notes on pages 7 to 17 are an integral part of these condensed financial statements.

Queensland Treasury Corporation	Condensed Financial Statements	4

Statement of Cash Flows

For the half-year ended 31 December 2014

Half-year ended
	31 December	31 December
	2014	2013
	$000	$000
Capital markets operations
Cash flows from operating activities
Interest received from onlendings	2 086 594	2 043 240
Interest received from investments	221 007	314 593
Interest received - other	24 792	25 795
Fees received	34 393	33 591
GST paid to suppliers	(4 882)	(4 968)
GST refunds from ATO	4 661	5 370
GST paid to ATO	(2 863)	(2 813)
GST received from clients	2 943	3 474
Interest paid on interest-bearing liabilities	(2 255 422)	(2 290 098)
Interest paid on deposits	(95 980)	(87 362)
Administration expenses paid	(41 806)	(32 328)
Income tax paid	(15 467)	(15 635)

Net cash used in operating activities	(42 030)	(7 141)

Cash flows from investing activities
Net (payment) / proceeds of investments	(632 619)	8 885 831
Net increase in onlendings	(3 601 590)	(4 527 434)
Payments for property, plant and equipment	(380)	(266)
Proceeds from sale of property, plant and equipment	—	4 400
Payments for intangibles	(1 480)	—
Dividend received	—	260

Net cash (used in) / provided by investing activities	(4 236 069)	4 362 791

Cash flows from financing activities
Net proceeds / (repayments) from interest-bearing liabilities	3 147 494	(4 031 210)
Net increase/ (decrease) in deposits	1 300 101	(323 102)
Dividends paid	(120 000)	—

Net cash provided by / (used in) financing activities	4 327 595	(4 354 312)

Net increase in cash held	49 496	1 338
Cash at 1 July	546	197

Net cash at 31 December	50 042	1 535

Long term assets

No external cashflow is generated from the long term assets (refer notes 1 and 11).

The notes on pages 7 to 17 are an integral part of these condensed financial statements.

Queensland Treasury Corporation	Condensed Financial Statements	5

Notes to and Forming Part of the Condensed Financial Statements

For the half-year ended 31 December 2014

Queensland Treasury Corporation	Condensed Financial Statements	6

Notes to and Forming Part of the Condensed Financial Statements

For the half-year ended 31 December 2014

1.	General information

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act.

QTC is the State’s central financing authority and corporate treasury services provider, with responsibility for providing debt funding, liability management, cash management and financial risk management advice to public sector clients. These services, which form part of QTC’s Capital Markets Operations segment, are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its clients being Queensland public sector entities.

QTC’s Capital Markets Operations can generate a profit although generally this reflects interest earned on equity. In undertaking its Capital Markets activities, QTC maintains adequate capital to manage its risks.

QTC holds a portfolio of assets which were transferred to QTC by the State Government. These assets are the investments of QTC’s Long Term Assets segment and are held to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC has issued to the State fixed rate notes with a current interest rate of 7.1% which is the expected long term average rate of return on the portfolio. This has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio (refer note 3).

The Long Term Asset Advisory Board is responsible for the oversight of the Long Term Assets which do not form part of QTC’s day-to-day Capital Markets Operations. The Long Term Assets are held in unit trusts managed by QIC Limited (QIC).

Although there is no domestic requirement for the preparation of half-year financial statements, in order to meet offshore requirements and to better meet the needs of users of QTC’s financial information, an interim general purpose financial report has been prepared.

2.	Summary of significant accounting policies

(a)	Basis of preparation

The half-year financial report is a general purpose financial report prepared in accordance with AASB 134 Interim Financial Reporting. Compliance with AASB 134 ensures compliance with International Financial Reporting Standard IAS 34 Interim Financial Reporting. The half-year report does not include notes of the type normally included in an annual financial report and shall be read in conjunction with the most recent annual financial report.

(b)	Change in accounting policies, accounting standards and interpretations

The accounting policies used in the preparation of these interim condensed financial statements have been applied consistently with those used in the preceding annual financial statement for the year ended 30 June 2014.

Queensland Treasury Corporation	Condensed Financial Statements	7

Notes to and Forming Part of the Condensed Financial Statements

For the half-year ended 31 December 2014

2.	Summary of significant accounting policies continued

(c)	Impact of standards issued but not yet adopted

QTC has not early adopted any new or amended standards that have been issued but are not yet effective.

(d)	Estimations and uncertainties

The judgements, estimates and assumptions applied in the half-year condensed financial statements, including the key sources of estimation uncertainty were the same as those applied in the Corporation’s preceding annual financial statements.

3.	Segment reporting

An operating segment is identified where QTC engages in a business activity where separate financial information is evaluated regularly by the chief operating decision makers in deciding how to allocate resources.

Revenue and expenses directly associated with each business segment are included to determine their result. The accounting policies for each operating segment are applied consistently.

The results from QTC’s operating segments are shown below:

Segment revenue and expenses	For the half-year ended 31 December 2014			For the half-year ended 31 December 2013
	Capital markets operations	Long term assets	Total	Capital markets operations	Long term assets	Total
	$000	$000	$000	$000	$000	$000
Income
Interest income	5 414 811	—	5 414 811	1 891 633	—	1 891 633
Net change in fair value of unit trusts	—	1 106 576	1 106 576	—	1 569 595	1 569 595
Other income	61 388	—	61 388	72 707	—	72 707

Total income	5 476 199	1 106 576	6 582 775	1 964 340	1 569 595	3 533 935

Expenses
Interest expense	5 379 831	1 117 692	6 497 523	1 812 535	1 089 772	2 902 307
Depreciation on leased assets	16 499	—	16 499	16 822	—	16 822
Management fees	—	33 736	33 736	—	33 778	33 778
Other expenses	29 936	—	29 936	26 945	—	26 945

Total expenses	5 426 266	1 151 428	6 577 694	1 856 302	1 123 550	2 979 852

Share of associate’s net profit	—	—	—	146	—	146

Profit /(loss) before income tax	49 933	(44 852)	5 081	108 184	446 045	554 229

Income tax expense	6 058	—	6 058	10 263	—	10 263

Profit/(loss) for the period	43 875	(44 852)	(977)	97 921	446 045	543 966

Queensland Treasury Corporation	Condensed Financial Statements	8

Notes to and Forming Part of the Condensed Financial Statements

For the half-year ended 31 December 2014

3.	Segment reporting continued

Segment assets and liabilities	As at 31 December 2014			As at 30 June 2014
	Capital markets operations	Long term assets	Total	Capital markets operations	Long term assets	Total
	$000	$000	$000	$000	$000	$000
Assets
Onlendings	92 238 545	—	92 238 545	85 609 405	—	85 609 405
Financial assets at FVPL(1)	15 460 522	34 003 666	49 464 188	14 698 901	33 431 249	48 130 150
Other assets	547 533	—	547 533	490 439	—	490 439

Total assets	108 246 600	34 003 666	142 250 266	100 798 745	33 431 249	134 229 994

Liabilities
Financial liabilities at FVPL(1)	106 860 145	—	106 860 145	99 504 822	—	99 504 822
Financial liabilities at amortised cost	—	32 600 443	32 600 443	—	31 983 174	31 983 174
Other liabilities	632 327	—	632 327	583 670	—	583 670

Total liabilities	107 492 472	32 600 443	140 092 915	100 088 492	31 983 174	132 071 666

Net assets	754 128	1 403 223	2 157 351	710 253	1 448 075	2 158 328

(1)	Includes non-derivative financial instruments at fair value through profit or loss.

Queensland Treasury Corporation	Condensed Financial Statements	9

Notes to and Forming Part of the Condensed Financial Statements

For the half-year ended 31 December 2014

4.	Interest income and interest expense from capital markets operations

For the half-year ended 31 December 2014
	Interest $000	Net unrealised gain/loss $000	Net realised gain/loss $000	Total interest $000
Interest income from financial assets
Onlendings*	2 089 092	3 025 028	—	5 114 120
Other investments	243 840	48 961	15 658	308 459
Interest income from derivatives	2 136	(45 328)	35 424	(7 768)

Total interest income	2 335 068	3 028 661	51 082	5 414 811

Interest expense from financial liabilities
Deposits	97 109	(68)	—	97 041
Interest-bearing liabilities	1 750 631	2 472 750	611 847	4 835 228
Interest expense from derivatives	35 763	124 546	273 987	434 296
Other	13 266	—	—	13 266

Total interest expense	1 896 769	2 597 228	885 834	5 379 831

For the half-year ended 31 December 2013
	Interest $000	Net unrealised gain/loss $000	Net realised gain/loss $000	Total interest $000
Interest income from financial assets
Onlendings*	2 038 000	(414 996)	—	1 623 004
Other investments	245 588	10 840	8 228	264 656
Interest income from derivatives	6 798	(63 112)	60 287	3 973

Total interest income	2 290 386	(467 268)	68 515	1 891 633

Interest expense from financial liabilities
Deposits	86 913	(175)	—	86 738
Interest-bearing liabilities	1 826 984	(181 585)	313 055	1 958 454
Interest expense from derivatives	(3 485)	308 607	(555 159)	(250 037)
Other	17 380	—	—	17 380

Total interest expense	1 927 792	126 847	(242 104)	1 812 535

*	The majority of onlendings are provided to clients on a pooled fund basis. Interest costs are allocated to clients based on the daily movement in the market value of the pooled fund. In periods of falling interest rates, the market value of the funding pool will rise leading to higher interest income from onlendings. During the half-year ended 31 December 2014, interest rates fell compared to the comparative period when interest rates rose slightly, leading to higher interest income in the current period.

Queensland Treasury Corporation	Condensed Financial Statements	10

Notes to and Forming Part of the Condensed Financial Statements

For the half-year ended 31 December 2014

5.	Receivables

	31 December 2014 $000		30 June 2014 $000
Sundry debtors	26 420	(1)	3 178
Prepayments	1 401		1 079
Operating lease receivables	127		127

	27 948		4 384

(1)	Includes costs incurred in relation to Queensland Capital Projects to be recovered under an agency agreement.

6.	Financial assets at fair value through profit or loss

Capital markets operations

Money market deposits	16 349	2 674 416
Discount securities	4 264 572	4 738 190
Commonwealth and state securities(1)	1 677 345	1 151 874
Floating rate notes	4 701 687	4 105 618
Term deposits	3 368 667	729 476
Other investments	1 431 902	1 299 327

	15 460 522	14 698 901

(1)	QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss.

The total includes investments made to manage:

•	deposits of $6,779.104 million (30 June 2014 $5,477.942 million)

•	surpluses of $754.128 million (30 June 2014 $710.253 million)

•	cross border lease deferred income of $35.784 million (30 June 2014 $37.946 million)

The remaining investments are used to facilitate management of liquidity and interest rate risk or result from QTC borrowing in advance of requirements to manage financing/refinancing risk.

Queensland Treasury Corporation	Condensed Financial Statements	11

Notes to and Forming Part of the Condensed Financial Statements

For the half-year ended 31 December 2014

6.	Financial assets at fair value through profit or loss continued

Long term assets

Investments in Unit Trusts and Other holdings - QIC

	31 December 2014 $000	30 June 2014 $000
Movement during the period:(1)
Opening balance at 1 July	33 431 249	29 767 721
Net withdrawals	(534 159)	(1 722 797)
Net change in fair value of unit trusts	1 106 576	5 386 325

Closing balance	34 003 666	33 431 249

The underlying assets of the trusts consist of the following asset classes:

Growth assets
Equities	5 176 702	4 967 124
Diversified alternatives and other	7 506 743	6 134 448
Unlisted assets
Infrastructure	2 441 937	8 199 928
Private equity	2 516 950	1 903 027
Real estate	2 113 492	1 938 863
Defensive assets
Fixed interest	992 090	584 281
Cash	13 255 752	9 703 578

	34 003 666	33 431 249

(1)	Movement during the period is for the six months to 31 December 2014 and for the twelve months to 30 June 2014.

7.	Derivative financial assets and derivative financial liabilities

Derivative financial assets
Interest rate swaps	26 554	32 701
Cross currency swaps	208 617	180 966
Forward rate agreements	7 773	38 704
Foreign exchange contracts	10 531	172

	253 475	252 543

Derivative financial liabilities
Interest rate swaps	394 498	167 855
Cross currency swaps	124 342	112 149
Foreign exchange contracts	91	64 823

	518 931	344 827

Net derivatives	(265 456)	(92 284)

Queensland Treasury Corporation	Condensed Financial Statements	12

Notes to and Forming Part of the Condensed Financial Statements

For the half-year ended 31 December 2014

8.	Onlendings

	31 December 2014 $000	30 June 2014 $000
Government departments and agencies	46 782 950	42 933 073
Government owned corporations	20 819 597	19 053 525
Local governments	7 661 258	7 478 377
Statutory bodies	16 498 406	15 680 569
QTC related entities	152 920	157 520
Other bodies	323 414	306 341

	92 238 545	85 609 405

9.	Financial liabilities at fair value through profit or loss

Interest-bearing liabilities - capital markets operations
Short-term
Treasury notes	5 655 841	2 152 166
Commercial paper	316 696	2 223 522

	5 972 537	4 375 688

Long-term
AUD Bonds	86 270 450	83 123 358
Floating rate notes	5 724 862	4 433 159
Global AUD Bonds(1)	699 693	766 982
Medium-term notes	1 173 238	1 104 502
Other	240 261	223 191

	94 108 504	89 651 192

Total interest-bearing liabilities	100 081 041	94 026 880

(1)	Consists of AUD denominated global bonds which are borrowed in the United States and Euro markets.

Derivatives are used to hedge offshore borrowings resulting in no net exposure to any foreign currency.

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988.

An amount of $5,749 million was issued in term debt during the half-year, compared to $16,178 million during the financial year 2014. Repayments and redemptions of term debt over the same period totalled $4,187 million, compared to $15,898 million during the financial year 2014.

Queensland Treasury Corporation	Condensed Financial Statements	13

Notes to and Forming Part of the Condensed Financial Statements

For the half-year ended 31 December 2014

9.	Financial liabilities at fair value through profit or loss continued

	31 December 2014 $000	30 June 2014 $000
Deposits - capital markets operations
Client deposits
Local governments	1 843 888	1 801 076
Statutory bodies	1 689 784	1 729 109
Government owned corporations	740 578	594 740
Government departments and agencies	1 066 296	61 806
QTC related entities	62 173	68 817
Other depositors	187 998	201 170

	5 590 717	4 456 718

Other
Collateral	57 214	73 196
Repurchase agreements	1 131 173	948 028

	1 188 387	1 021 224

Total deposits	6 779 104	5 477 942

10.	Financial liabilities at amortised cost

Fixed rate notes - long term assets
State Government	32 600 443	31 983 174

The Board considers that the carrying value of financial liabilities recorded at amortised cost in the condensed financial statements approximates their fair value. For the purposes of the fair value hierarchy, the fixed rate notes are categorised as Level 3 (refer note 12).

11.	Notes to the statement of cash flows

(a)	Cash flows presented on a net basis

Cash flows arising from the following activities are presented on a net basis in the statement of cash flows:

•	loan advances to and redemptions from clients

•	sale and purchases of investments

•	receipt and withdrawal of client deposits, and

•	proceeds and repayments of interest bearing liabilities.

(b)	Long term assets

No external cashflow is generated from the Long Term Assets as deposits and withdrawals from the fixed rate notes result in a corresponding change to the investments held. Interest on the fixed rate notes is capitalised. Earnings, market movement and fees on the investment are recognised in the valuation of the investment.

Queensland Treasury Corporation	Condensed Financial Statements	14

Notes to and Forming Part of the Condensed Financial Statements

For the half-year ended 31 December 2014

12.	Fair value hierarchy

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The fair value hierarchy is categorised into three levels based on the observability of the inputs used.

Level 1 – quoted prices (unadjusted) in active markets that QTC can access at measurement date for identical assets and liabilities.

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All financial instruments at fair value through profit or loss are valued by reference to either quoted market prices or observable inputs with no significant adjustments applied to instruments held and therefore no financial instruments at fair value through profit or loss are classified under Level 3.

Financial instruments classified as Level 1 consist primarily of short-term and tradable bank deposits and Commonwealth and semi-government bonds where an active market has been established. Financial instruments classified as Level 2 include non-actively traded corporate and semi-government bonds (including the QTC 2033 bond and the Capital Indexed bond), certain money market securities (commercial paper and promissory notes) and all derivatives. QTC’s onlendings and client deposits are included under Level 2.

Classification of instruments into fair value hierarchy levels is reviewed semi-annually and where there has been a significant change to the valuation inputs and a transfer is deemed to occur, this is effected at the end of the relevant reporting period. There were no transfers between Level 1 and Level 2 during the half-year ended 31 December 2014.

The principal inputs to determine the valuation of financial instruments are discussed below:

•	Interest rates – these are principally benchmark interest rates such as interbank rates and quoted interest rates in the swap, bond and futures markets. QTC applies mid-market pricing as a practical and consistent expedient for fair value measurements within the bid-ask spread.

•	Counterparty credit spreads – adjustments are made to market prices for changes in the credit worthiness of the counterparty.

•	Interest rate and foreign currency swaps – there are observable markets for both spot and forward contracts.

•	Cross currency swaps – these instruments are typically held to maturity and valued using the original trading margin to the swap curve.

•	Investments in unit trusts (Long term assets) – Units in trust funds are valued by QIC using fair value methodologies and adjusted for fees outstanding. QIC reports the net asset value based on the hard close unit price at measurement date.

Queensland Treasury Corporation	Condensed Financial Statements	15

Notes to and Forming Part of the Condensed Financial Statements

For the half-year ended 31 December 2014

12.	Fair value hierarchy continued

	Quoted prices	Observable inputs

	Level 1	Level 2	Total
	$000	$000	$000
As at 31 December 2014
Capital markets operations
Financial assets
Onlendings	—	92 238 545	92 238 545
Financial assets through profit or loss	11 185 277	4 275 245	15 460 522
Derivative financial assets	—	253 475	253 475

Total financial assets	11 185 277	96 767 265	107 952 542

Financial liabilities
Financial liabilities through profit or loss
- short term	—	5 972 537	5 972 537
- long term	84 691 353	9 417 151	94 108 504
Deposits	—	6 779 104	6 779 104
Derivative financial liabilities	—	518 931	518 931

Total financial liabilities	84 691 353	22 687 723	107 379 076

Long term assets
Financial assets
Investments in unit trusts - QIC	—	34 003 666	34 003 666

As at 30 June 2014
Capital markets operations
Financial assets
Onlendings	—	85 609 405	85 609 405
Financial assets through profit or loss	12 969 208	1 729 693	14 698 901
Derivative financial assets	—	252 543	252 543

Total financial assets	12 969 208	87 591 641	100 560 849

Financial liabilities
Financial liabilities through profit or loss - short term	—	4 375 688	4 375 688
- long term	81 986 550	7 664 642	89 651 192
Deposits	—	5 477 942	5 477 942
Derivative financial liabilities	—	344 827	344 827

Total financial liabilities	81 986 550	17 863 099	99 849 649

Long term assets
Financial assets
Investments in unit trusts - QIC	—	33 431 249	33 431 249

Queensland Treasury Corporation	Condensed Financial Statements	16

Notes to and Forming Part of the Condensed Financial Statements

For the half-year ended 31 December 2014

13.	Contingent liabilities

There have been no material changes in contingent liabilities since those disclosed in the financial statements for the year ended 30 June 2014. Refer to note 22 in the 2014 Annual Report.

14.	Funding facilities

Facility	Size $M	Maturities #	Currency	Face value on issue AUD M	Face value on issue AUD M
				31 December 2014	30 June 2014
Short term
Domestic T-Notes	Unlimited	7-365 days	AUD	5 695	2 164
Euro CP	USD10 000	1-364 days	Multi-currency	317	1 573
US CP	USD10 000	1-270 days	USD	—	752
Long term
AUD Bond	Unlimited	11 benchmark lines 2015-2025	AUD	66 188	64 928
		4 AGG* lines 2015-2021	AUD	7 861	8 916
		1 non-benchmark line 2033	AUD	905	800
		Capital indexed bond 2030	AUD	843	834
		Floating rate notes 2016-2018	AUD	5 705	4 422
Global AUD Bond	AUD20 000	2 AGG* lines 2015-2017	AUD	645	703
Euro MTN	USD10 000	Various	Multi-currency	1 125	1 101
US MTN	USD10 000	Various	Multi-currency	—	—

*	AGG – Australian Government Guarantee
#	maturities relate to current lines at 31 December 2014

Queensland Treasury Corporation	Condensed Financial Statements	17

Certificate of the Queensland Treasury Corporation

The foregoing general purpose condensed financial statements have been prepared in accordance with the requirements of AASB 134: Interim Financial Reports. Compliance with AASB 134 ensures compliance with International Financial Reporting Standard IAS 34: Interim Financial Reporting.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects

(ii)	the foregoing half-year condensed financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the half-year ended 31 December 2014, and

(iii)	the interim management report includes a fair review of the information required under article 4(4) of the Law of January 11, 2008 on transparency requirements for issuers of securities on the Luxembourg Stock Exchange.

Signed in accordance with a resolution of the directors.

G P Bradley	P C Noble
Chairman	Chief Executive

Brisbane
12 February 2015

Queensland Treasury Corporation	Condensed Financial Statements	18

INDEPENDENT AUDITOR’S REVIEW REPORT

To the Capital Markets Board of Queensland Treasury Corporation

Review Report on the Half-year Financial Report

I have reviewed the accompanying half-year financial report of Queensland Treasury Corporation, which comprises the balance sheet as at 31 December 2014, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the half-year ended on that date, notes comprising a summary of significant accounting policies and other explanatory information, and the certificates given by the Chairman and Chief Executive.

The Corporation Sole’s responsibility for the Half-year Financial Report

The Corporation Sole is responsible for the preparation of the half-year financial report that gives a true and fair view in accordance with Australian Accounting Standards and for such internal control as the Corporation Sole determines is necessary to enable the preparation of the half-year financial report that gives a true and fair view and is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express a conclusion on the half-year financial report based on my review. I conducted my review in accordance with the Auditor-General of Queensland Auditing Standards and Auditing Standard on Review Engagements ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, I have become aware of any matter that makes me believe that the half-year financial report is not in accordance with Australian Accounting Standards including: giving a true and fair view of Queensland Treasury Corporation’s financial position as at 31 December 2014 and its performance for the half-year ended on that date and complying with Accounting Standard AASB 134 Interim Financial Reporting. As the auditor of Queensland Treasury Corporation, ASRE 2410 requires that I comply with the ethical requirements relevant to the audit of the annual financial report.

A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable me to obtain assurance that I would become aware of all significant matters that might be identified in an audit. Accordingly, I do not express an audit opinion.

Independence

The Auditor-General Act 2009 promotes the independence of the Auditor-General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can be removed only by Parliament.

The Auditor-General may conduct a review in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting a review, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

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Conclusion

Based on my review, which is not an audit, I have not become aware of any matter that makes me believe that the half-year financial report of Queensland Treasury Corporation does not present a true and fair view, in all material respects, of the financial position of Queensland Treasury Corporation as at 31 December 2014 and of its financial performance for the half-year ended on that date; and comply with Australian Accounting Standard AASB 134 Interim Financial Reporting.

Other Matters - Electronic Presentation of the Reviewed Financial Report

Those viewing an electronic presentation of these condensed financial statements should note that the review does not provide assurance on the integrity of the information presented electronically and does not provide an opinion on any information which may be hyperlinked to or from the condensed financial statements. If users of the condensed financial statements are concerned with the inherent risks arising from electronic presentation of information, they are advised to refer to the printed copy of the reviewed condensed financial statements to confirm the accuracy of this electronically presented information.

A M GREAVES FCA FCPA	Queensland Audit Office
Auditor-General of Queensland	Brisbane

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Queensland Treasury Corporation

MANAGEMENT REPORT

FOR THE HALF-YEAR ENDED 31 DECEMBER 2014

Review of Operations

QTC made an operating loss after tax for the half-year ended 31 December 2014 of AUD 1.0 million consisting of the following operating segment results:

•	Capital Markets Operations

During the period from 1 July 2014 to 31 December 2014, QTC continued in its ordinary course of business as the State of Queensland’s central financing authority and corporate treasury services provider. The operating profit after tax for the half-year ended 31 December 2014 for the Capital Markets Operations segment was AUD 43.9 million.

•	Long Term Assets

QTC holds a portfolio of assets which were transferred to QTC by the State Government under an administrative arrangement. These assets are the investments of QTC’s Long Term Assets segment and were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State fixed rate notes which has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio.

Apart from global fixed interest, all major asset classes delivered positive outcomes for the portfolio over the half-year. However an operating loss of AUD 44.9 million was incurred due to the interest rate on the liability exceeding earnings from the portfolio.

Principal risks and uncertainties

After remaining subdued during the second half of 2013-14, volatility in financial markets rose slightly during the first half of 2014-15, a period during which markets were grappling with the impacts of consistent falls in commodity and energy prices on not only inflation, but also monetary policy, in some of the world’s largest economies. To what extent these recent price falls are maintained and how central bankers in key economies respond remains uncertain. However, as past experience indicates, market volatility is not expected to impact on QTC’s ability to fund the State’s borrowing requirement over the remainder of the year.

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